Exhibit 99.01

Financial Contact: Daniel Fairfax

 GoRemote Internet Communications

(408) 955-1920

dfairfax@GoRemote.com

Media Contact: Bethany Sebra

GoRemote Internet Communications

(408) 965-1127

bsebra@GoRemote.com

GoRemote Announces First Fiscal Quarter 2005 Financial Results

Company Narrows Loss to $0.02 Per Share and Adds $1.3 Million in Cash

MILPITAS, Calif., - March 7, 2005 - GoRemote Internet Communications, Inc. (Nasdaq: GRIC), a leading provider of secure managed remote access solutions, announced that its revenues for the first quarter of 2005 were $12.0 million, compared with $11.9 million in the three-month period ending January 31, 2004.  Net loss in the first quarter of 2005 was $819,000, or $0.02 per share, compared with net loss of $1.8 million, or $0.05 per share, in the three-month period ending January 31, 2004.  Overall gross margin was 58 percent in the first quarter of 2005, compared with 60 percent in the three-month period ending January 31, 2004.   GoRemote had $19.3 million in cash and cash equivalents on January 31, 2005, representing an increase of $1.3 million over the prior quarter.

“GoRemote’s newly implemented go-to-market strategy showed early signs of success during the first quarter of 2005,” said Tom Thimot, President and CEO.  “We continued to expand existing relationships with carriers such as AT&T, MCI and T-Systems GmbH.  By extending our reach into the corporate enterprise market with our broadband solutions, directly and through channel partners, we are well positioned to respond to  the decline in legacy dialup usage  caused by broadband displacement in the remote access market.”

“Approximately two quarters after our August 2004 restructuring, we are benefiting from a strong cash balance and a stable, disciplined expense environment,” said Daniel Fairfax, Senior Vice President and Chief Financial Officer.  “We continue to make progress toward profitability, increase deferred revenues, and maintain expense discipline, which together with our enhanced cash position demonstrates the long-term value inherent in our business model.”

Solid Portfolio of Customers and Channel Partners

GoRemote’s portfolio of customers and channel partners includes some of the world’s largest and best-known Global 2000 and Fortune 1000 enterprises, many of which are leaders in their industries and market segments.  Revenues from enterprise customers and VARs on a combined basis comprised 58% of the Company’s overall revenue mix in the first quarter.   GoRemote’s growing roster of worldwide customers and partners includes AT&T, Lockheed Martin Corp., MCI, Merrill Lynch, Novartis, Philip Morris USA, Procter & Gamble, Schering-Plough, Stanley Works, T-Systems GmbH, VeriSign and many others.

Growing Broadband Revenues

In addition to expanding its roster of enterprise customers and VARs in the first quarter of 2005, GoRemote also increased the percentage of its revenues that are generated from broadband and Wi-Fi related services. Approximately 40 percent of GoRemote’s revenues were generated from broadband and Wi-Fi related services in the first quarter of 2005 as compared to 34 percent in the prior quarter.

The GoRemote Global Network includes over 16,500 unique Wi-Fi access points with Wi-Fi access in 52 countries.  The Company also has more than 1,500 Ethernet locations, primarily in hotel chains like the Marriott, Hyatt, Hilton, Four Seasons, Novotel and Mandarin. The broadband footprint in the aggregated GoRemote Global Network includes thousands of mobile broadband access points around the globe as well as DSL and cable coverage throughout North America.  In addition to this leading broadband footprint, the GoRemote Global Network includes more than 27,000 dial-up access locations worldwide in 153 countries and territories.

The Company reported that it increased deferred revenues by approximately $867,000 during the first quarter of 2005, principally reflecting broadband service installation revenues that will be recognized over the next 24 months.  In addition, the Company reported that more than 53 percent of the Company’s revenues came from monthly subscriptions or from customer commitments.

BUSINESS OUTLOOK

The following statement is based on current expectations and information available to us as of March 7, 2005; we do not undertake a duty to update it.  Our ability to project future results is inherently uncertain. This statement is “forward-looking” and actual results may differ materially as a result of risks outlined below.

**The Company expects to be profitable during 2005.**

The statements by Tom Thimot and Daniel Fairfax, and the Company’s statements about revenue trends and business outlook, are forward-looking statements that involve risks and uncertainties. Factors that could cause such statements to be inaccurate include the risk factors listed from time to time in our most recent reports on Form 10-K and Form 10-Q on file with the SEC and available through www.sec.gov.

Following the publication of its quarterly earnings release, GoRemote will continue its practice of having company representatives meet privately with investors, the media, investment analysts and others. At the same time, GoRemote will keep its earnings release publicly available on its Web site (www.GoRemote.com). As of today, GoRemote has not provided an outlook for future periods.

Towards the end of each fiscal quarter, GoRemote will observe a “Quiet Period” when it no longer publishes or updates information about GoRemote’s current expectations. During the Quiet Period GoRemote representatives will not comment concerning GoRemote’s financial results or expectations. The Quiet Period begins on the first day of the last month of each fiscal quarter and continues until the day when GoRemote publishes its next earnings release.

GoRemote’s second fiscal quarter began February 1 and will end on April 30, 2005.  As a result, the Quiet Period for the second fiscal quarter of 2005 will begin April 1, 2005 and end when we announce our results for that quarter.

About GoRemote

GoRemote Internet Communications, Inc. (Nasdaq: GRIC) is the world’s leading provider of secure remote access solutions, enabling customers to achieve best-of-breed network security, while reducing capital and operating expenses associated with their mobile and remote workforces. GoRemote provides a comprehensive portfolio of managed remote access solutions for mobile office, teleworker/home offices, and branch office/retail environments. The GoRemote Global Network(TM) includes more than 45,000 wired and wireless access points in over 150 countries. More information about GoRemote is available at www.GoRemote.com or by calling +1-408-955-1920.

GoRemote, GoRemote Internet Communications, GoRemote Mobile Office, GoRemote Teleworker/Home Office, GoRemote Branch Office, GoRemote Global Network, GoRemote Revolution, GoRemote Total Security Protection, GoRemote Universal Remote Control and “For the everywhere enterprise” are trademarks of GoRemote Internet Communications, Inc.  All other trademarks mentioned in this document are the property of their respective owners.